Exhibit 10.47

Dominion Resources, Inc.

Non-Employee Directors’ Annual Compensation

As of December 31, 2007

Amount
Annual Retainer
Service as Director	$ 150,000 ($60,000 cash; $90,000 stock)
Service as Audit Committee or Compensation, Governance and Nominating Committee Chair	$ 15,000
Service as Finance and Risk Oversight Committee Chair	$ 5,000

Meeting Fees
Board meetings	$ 2,000 per meeting
Committee meetings	$ 2,000 per meeting